Exhibit 31.1

FORM 52-109F2
CERTIFICATION OF INTERIM FILINGS

I, Kevin Neveu, Chief Executive Officer of Precision Drilling Corporation, certify the following:

1.	Review: I have reviewed the interim financial report and interim MD&A (together, the "interim filings") of Precision Drilling Corporation (the "issuer"), for the interim period ending June 30, 2012.

2.
No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.
Fair presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

4.
Responsibility: The issuer's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as those terms are defined in National Instrument 52-109

Certification of Disclosure in Issuers' Annual and Interim Filings, for the issuer.

5.	Design: Subject to the limitations, if any, described in paragraphs 5.2 and 5.3, the issuer's other certifying officer and I have, as at the end of the period covered by the interim filings

(a)	designed DC&P, or caused it to be designed under our supervision, to provide reasonable assurance that

(i)	material information relating to the issuer is made known to us by others, particularly during the period in which the interim filings are being prepared; and

(ii)
information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted by it under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

(b)
designed ICFR, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer's GAAP.

5.1
Control framework: The control framework the issuer's other certifying officer and I used to design the issuer's ICFR is the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and the Control Objectives for Information and Related Technologies (COBIT).

5.2	ICRF - material weakness relating to design: N/A.

5.3	Limitation on scope of design: N/A.

6.
Reporting changes in ICRF: The issuer has disclosed in its interim MD&A any change in the issuer's ICFR that occurred during the period beginning on April 1, 2012 and ended on June 30, 2012 that has materially affected, or is reasonably likely to materially affect, the issuer's ICFR.

Date: August 9, 2012

By: /s/ Kevin Neveu
___________________________
Name: Kevin Neveu
Title:   Chief Executive Officer
            Precision Drilling Corporation